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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               ------------------


                                    FORM 8-K
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 18, 1999


                               ------------------


                              TRAMMELL CROW COMPANY
             (Exact name of Registrant as specified in its charter)


----------------------------------------------------------------------------------------

           DELAWARE                       1-13531                   75-2721454
        (State or other           (Commission File Number)       (I.R.S. Employer
jurisdiction of incorporation)                                Identification Number)
----------------------------------------------------------------------------------------
       2001 ROSS AVENUE,
          SUITE 3400                                              75201
         DALLAS, TEXAS                                          (Zip code)
     (Address of principal
      executive offices)
----------------------------------------------------------------------------------------

       Registrant's telephone number, including area code: (214) 863-3000

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

RECENT DEVELOPMENTS

         On February 18, 1999, Trammell Crow Company (the "Company") reported its results of operations for the fourth quarter and year ended December 31, 1998. The data set forth below has been derived from the historical consolidated financial statements of the Company:

                                                               YEAR ENDED DECEMBER 31,        THREE MONTHS ENDED DECEMBER 31,
                                                               -----------------------        -------------------------------
                                                              1997                1998               1997               1998
                                                              ----                ----               ----               ----
                                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Property management services                           $    87,756         $   116,784        $    22,701        $    34,887
Brokerage services                                          91,053             152,154             29,361             51,340
Infrastructure management services                          68,719             105,129             20,765             31,121
Development and construction services                       40,054              65,942             12,592             23,810
Retail services                                              5,318              19,700              3,406              8,213
Income (loss) from unconsolidated subsidiaries                 512              18,438               (955)            11,287
Gain on disposition of real estate                          10,241              31,658              8,675              8,203
Other                                                        9,986               7,718              3,855              1,706

Total revenues                                             313,639             517,523            100,400            170,567
Salaries, wages and benefits                               161,425             269,780             47,419             89,271
Non-recurring compensation costs                            33,085                --               33,085               --
Commissions                                                 39,121              67,508             13,742             23,700
General and administrative                                  55,884              78,344             22,105             26,973
Profit sharing                                              23,514                --                8,097               --
Other                                                       17,997              25,766              7,940              7,387

Operating costs and expenses                               331,026             441,398            132,388            147,331

Income (loss) before income taxes                          (17,387)             76,125            (31,988)            23,236
Income tax expense (benefit)                                (3,367)             29,674             (9,114)             8,249

Net income (loss)                                      $   (14,020)        $    46,451        $   (22,874)       $    14,987


EARNINGS (LOSS) PER SHARE(1):
   Basic                                               $      (.42)        $      1.36        $      (.68)       $      0.44
   Diluted                                             $      (.42)        $      1.28        $      (.68)       $      0.41
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(1):
   Basic                                                33,583,467          34,059,155         33,583,467         34,280,642
   Diluted                                              33,583,467          36,216,352         33,583,467         36,241,036
OTHER DATA:
EBITDA, as adjusted(2)                                 $    59,522         $    96,811        $    19,727        $    29,245

                                                            (4,978)              7,677              5,222            (13,186)
Net cash provided by (used in) operating activities
Net cash provided by (used in) investing activities        (21,322)           (105,694)             4,484           (104,218)
Net cash provided by financing activities                   64,542              89,216             49,581             97,128

         Summarized operating data by business line for the year ended December 31, 1998 (in thousands):

                                                                                       DEVELOPMENT
                                        PROPERTY                    INFRASTRUCTURE        AND
                                       MANAGEMENT     BROKERAGE       MANAGEMENT       INVESTMENT       RETAIL      TOTAL
                                       ----------     ---------       ----------       ----------       ------      -----
Service revenues                         $116,784       $152,154       $105,129         $ 65,942       $19,700     $459,709
Income from unconsolidated                   --             --             --             18,438          --         18,438
   subsidiaries
Gain on disposition of real estate           --             --             --             29,411         2,247       31,658
Other                                       6,059            637            190              756            76        7,718

Total revenues                            122,843        152,791        105,319          114,547        22,023      517,523
Operating costs and expenses              108,913        141,254         96,211           75,589        19,431      441,398

Income before income taxes               $ 13,930       $ 11,537       $  9,108         $ 38,958       $ 2,592     $ 76,125


                                         $ 17,394       $ 16,881       $ 10,910         $ 47,424       $ 4,202     $ 96,811
EBITDA, as adjusted(2)

-----------

(1) The weighted average shares outstanding used to calculate basic and diluted earnings per share for 1997 include the shares issued in the Company's initial public offering which closed on December 1, 1997, and in the related reincorporation transactions, as if they were outstanding for the entire period.

(2) EBITDA, as adjusted, represents earnings before interest, income taxes, depreciation and amortization, royalty and consulting fees, profit sharing, the non-cash, non-recurring charge to income related to the stock options granted under the 1997 Stock Option Plan and the non-recurring charge to income resulting from the settlement of claims by certain former employees arising out of a terminated stock appreciation rights plan. Management believes that EBITDA, as adjusted, can be a meaningful measure of the Company's operating performance, cash generation and ability to service debt. However, EBITDA, as adjusted, should not be considered as an alternative either to: (i) net earnings (determined in accordance with GAAP); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity. The Company's calculation of EBITDA, as adjusted, may differ from similarly titled items reported by other companies.


         For the year ended December 31, 1998, the Company's total revenues were $517.5 million, an increase of 65.0% from $313.6 million in 1997. EBITDA, as adjusted, for the year increased 62.7% to $96.8 million, compared with $59.5 million in 1997. Acquisitions contributed 31.1% of the Company's revenue growth and 18.2% of the Company's growth in EBITDA, as adjusted, for 1998. The Company's net income for 1998 was $46.5 million, as compared to a net loss in 1997 of $14.0 million. The net loss in 1997 was primarily due to $37.5 million of non-recurring charges related to an option plan and a terminated stock appreciation rights plan.

         For the three months ended December 31, 1998, the Company's total revenues were $170.6 million, an increase of 69.9% from $100.4 million for the three months ended December 31, 1997. EBITDA, as adjusted, for the fourth quarter of 1998 increased 48.2% to $29.2 million from $19.7 million in the fourth quarter of 1997. Acquisitions contributed 49.4% of the Company's revenue growth and 23.6% of the Company's growth in EBITDA, as adjusted, for the period. Net income for the fourth quarter of 1998 was $15.0 million, as compared to a net loss in the fourth quarter of 1997 of $22.9 million. The net loss in the fourth quarter of 1997 was primarily due to $37.5 million on non-recurring charges related to an option plan and a terminated stock appreciation rights plan.

         As anticipated, the Company recognized a high percentage of its income in the third and fourth quarters of 1998 due to the closing in those quarters of a disproportionate number of development and investment transactions (which typically generate higher margins than transactions in the Company's other business lines). Specifically, one atypically large and profitable transaction that closed in the fourth quarter contributed approximately $10.1 million of revenues, $10.1 million of EBITDA, as adjusted, and $6.2 million of net income. Primarily because this transaction was atypically large and profitable, the Company believes that in 1999 its margins on this business activity will be lower than the margins in 1998.

         The Company's positive third and fourth quarter results were partially offset by an increase in operating expenses. This increase in operating expenses was attributable in part to expenses incurred in connection with the integration into the Company's business of the operations acquired in July, 1998, when the Company acquired a portion of the businesses of Faison & Associates ("Faison") and Faison Enterprises, Inc., which are engaged in the development, leasing and management of office and retail properties located primarily in the Mid-Atlantic and Southeast regions of the United States. The Company expects to continue to incur increased expenses associated with the Faison integration in 1999, primarily in the first and second quarters. Operating expenses also increased in the third and fourth quarters of 1998 due to expenses incurred in connection with several initiatives begun in those quarters and intended to increase revenues and income in future periods. These initiatives include upgrading the Company's management information systems and making targeted investments to enhance its development and investment, infrastructure management and brokerage business. These investments are expected to exceed $10.0 million in 1999.

         As in 1998, the Company anticipates that a disproportionately high percentage of 1999 transactions in its development and investment business (which typically generate higher margins than transactions in the Company's other business lines) will close in the third and fourth quarters. Because of this anticipated concentration of higher margin development and investment activity in late 1999 and the increased level of expenses the Company expects to continue to incur in early 1999 in connection with the Faison integration and the other initiatives described above, the Company expects to recognize a greater percentage of its 1999 income in the fourth quarter than was the case in 1998.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       TRAMMELL CROW COMPANY



                                       By:    /s/ DEREK R. MCCLAIN
                                              --------------------
                                       Name:  Derek R. McClain
                                       Title: Executive Vice President

Date:  March 18, 1999